Exhibit 99.1

September 7, 2004

FROM:

FOR:

The Carideo Group Inc.

Donaldson Company, Inc.

1250 One Financial Plaza

P.O. Box 1299

120 South Sixth Street

Minneapolis, Minnesota  55440

Minneapolis, Minnesota  55402

(NYSE: DCI)

Tony Carideo

Rich Sheffer

(612) 317-2880

(952) 887-3753

E-mail: tony@carideogroup.com

E-mail: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY ANNOUNCES REPURCHASE OF THREE MILLION SHARES; AMENDS AND RESTATES $150 MILLION CREDIT AGREEMENT

Shares repurchased for $86.5 million under existing share repurchase authorization

MINNEAPOLIS, Sept. 7 — Donaldson Company, Inc. (NYSE:DCI) announced today that it repurchased three million shares, or approximately 3.5 percent, of its outstanding common stock after the market closed on September 3, 2004.  The shares were purchased from Banc of America Securities LLC under an overnight share repurchase program at a total cost of approximately $86.5 million.  The overnight share repurchase program permitted Donaldson to purchase the shares immediately, while Banc of America Securities will purchase shares in the market over the next six to nine months.  At the end of the program, Donaldson may receive or be required to pay a price adjustment based on the actual cost of Banc of America Securities share purchases.  After the repurchase, Donaldson had 83.1 million common shares outstanding.

"Donaldson’s business continues to perform well, and we are confident in the cash flow levels that we generate and the strength of our balance sheet,” said Bill Cook, Donaldson’s president and chief executive officer.  "The purchase of shares under the overnight share repurchase program reflects our confidence in our long-term potential for growth and profitability while continuing to invest in our core business and maintaining the flexibility to make prudent acquisitions.  This repurchase is consistent with our long-term practice of repurchasing an average of 3 percent of our outstanding shares each year to deliver ongoing shareholder value."

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In January 2003, the Board of Directors authorized a share repurchase program of eight million shares.  After this overnight share repurchase, Donaldson has 3.5 million shares remaining under the share repurchase authorization.  The company may repurchase shares from time to time through a variety of methods, including open market share repurchases, privately negotiated share repurchases, overnight share repurchase programs, equity options or other similar facilities, subject to market conditions.

Donaldson also announced today that it has amended and restated its existing $150 million three year credit agreement that was to mature on September 27, 2005.  The amendment extends the maturity date of the facility to September 2, 2009.  There were no material changes to other terms and conditions.  The $150 million credit agreement allows Donaldson to make short-term borrowings for general corporate purposes.  Banc of America Securities LLC acted as Sole Lead Arranger and Book Manager, with Bank of America, N.A. as the Administrative Agent.  U.S. Bank N.A., The Bank of Tokyo-Mitsubishi, Ltd., and Lloyds TSB Bank plc were Co-Syndication Agents.

About Donaldson Company, Inc.

Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts.  Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development.  Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment and trucks.  Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world.  In fiscal year 2004, Donaldson reported sales of more than $1.4 billion and grew earnings for the 15th consecutive year.  Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI.  Additional company information is available at www.donaldson.com.

SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in

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connection with such safe harbor legislation.  This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company’s current views with respect to future events and financial performance, but involve uncertainties that could significantly impact results.  The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “outlook,” “plan,” “promises,” “project,” “should” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Act.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices including increases in steel and oil prices, world economic factors, political factors, the company’s substantial international operations including key disk drive filter production facilities in China, highly competitive markets, changes in capital spending levels by customers, changes in product demand and changes in the geographic and product mix of sales, cancellations of orders, acquisition opportunities and integration of recent acquisitions, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls.  For a more detailed explanation, see exhibit 99 to the company’s 2003 Form 10-K filed with the Securities and Exchange Commission.  The company wishes to caution investors that new factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company’s views as of the date the statement is made.  The company undertakes no obligation to publicly update or revise any forward-looking statements.

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